Exhibit 10.8

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered into by and between Ryan M. Stahl (“Executive”) and AvidXchange, Inc. (the “Company”) as of August 26, 2021. Executive and the Company are collectively referred to as the “Parties” or individually as a “Party”.

1. Employment and Position. Subject to the terms and conditions set forth in this Agreement, the Company agrees to employ Executive and Executive hereby accepts such employment. Executive’s initial position under this Agreement shall be as the Company’s General Counsel and Senior Vice President reporting to Joel Wilhite, the Company’s Chief Financial Officer. Executive understands and acknowledges that his or her position and/or reporting relationship may be changed during Executive’s employment, subject to the terms and conditions contained herein. Executive’s position shall be based in the Company’s offices located in Charlotte, North Carolina. In addition, Executive understands and acknowledges that his position will require business travel as needed from time to time.

2. Duties. During the Executive’s employment with the Company, Executive shall: (a) diligently, faithfully and competently perform, on a full time basis, the services and duties customary and commensurate with Executive’s position(s) with the Company or as may be assigned to Executive from time to time by the Executive’s supervisor at the Company, if any, or the CEO or Board of Directors (the “Board”); (b) subject to Section 7 of this Agreement, devote Executive’s full professional time, attention and best efforts to the business of the Company and the performance of Executive’s duties and responsibilities; (c) comply with all Company policies and all requests, instructions and directions from the Board or Executive’s supervisor at the Company, if any, or the CEO; and (d) adhere faithfully to all applicable laws and regulations and professional ethics related to the Company’s business, including any applicable Company policies.

3. Employment At-Will. Notwithstanding any provision of this Agreement, offer letters, or other pre-employment documents, the Company and Executive agree that Executive’s employment with the Company is “at will” and may be terminated at any time with or without cause without any liability or obligation of the Company except as expressly set forth herein. Executive shall give Company at least four (4) weeks prior written notice of resignation for any reason. The Company is entitled upon receiving such notice to accept the resignation as effective on the resignation date proposed by Executive or an earlier date during the notice period as designated by the Company, in its sole discretion, and in such case the Executive’s employment and all related Company obligations shall cease as of such date. Upon giving notice of a resignation and until the resignation becomes effective, Executive shall diligently perform Executive’s duties during the notice period and shall help transition Executive’s job responsibilities to others at the Company, all to the extent requested by the Company. The Company may terminate Executive’s employment at any time without advanced notice, written or otherwise.

4. Compensation and Benefits.

(a) Base Salary. As compensation for Executive’s services, the Company will pay Executive a base salary (as potentially adjusted by the Company from time to time in its sole discretion, the “Base Salary”). Executive’s Base Salary under this Agreement initially shall be at an annualized periodic gross rate equivalent to $295,000.00; provided, however, the Base Salary shall be subject to review and adjustment by the Board’s Compensation Committee in accordance with the Compensation Committee’s standard practices for executive compensation. The Base Salary shall, in all cases, be subject to applicable deductions and withholdings required by law. The Company will pay the Base Salary to Executive in accordance with the Company’s standard payroll practices for its employees which Executive acknowledges may be changed by the Company from time to time in its sole discretion.

(b) Annual Bonus. For each fiscal year during Executive’s employment with the Company, Executive shall be eligible to earn a “Targeted Annual Management Bonus” as set forth on Exhibit A to this Agreement and as amended from time to time, as determined in the sole discretion of the Compensation Committee.

(c) Benefits/ PTO. During the Executive’s employment with the Company, the Executive will be eligible to participate in the employee benefit programs and PTO generally in effect for the Company’s employees at Executive’s level in the same geographic location, subject to and in accordance with the terms and conditions for such programs as they may be instituted, modified, or terminated from time to time by the Company in its sole discretion.

(d) Equity Awards. Executive will be eligible to participate in the Company’s annual equity grant program based on performance metrics, which may include both Company and personal performance metrics, commencing with the 2021 performance year (with such grants to be issued in 2022). All equity grants are subject to the approval of the Board’s Compensation Committee.

(e) Tax/Financial Planning Reimbursement. The Company will reimburse Executive up to $5,000.00 annually for financial and tax planning services expenses incurred by Executive, subject to documentation provided in accordance with Company expense reimbursement policies in effect from time to time.

5. Withholdings; Taxes; Indemnification. All payments to Executive under this Agreement shall be reduced by (a) any tax or other amounts required to be withheld under applicable law, and (b) other amounts authorized by Executive. Executive is advised to consult with Executive’s own tax professional regarding all tax matters related to compensation and benefits from the Company including the tax treatment of any option grants and the exercise of such options. The Executive shall be responsible for all federal, state and local taxes, penalties, interest, or fines that are imposed on Executive under applicable law as a result of this Agreement, including Executive’s personal taxes on payments received by Executive under this Agreement, and the Company and its employees, accountants, attorneys, and affiliates shall have no obligation or liability to Executive related to any such taxes, penalties, interest, or fines. Executive represents and acknowledges that in signing this Agreement, Executive does not rely, and has not relied, upon any representation or statement made by the Company or by any of the Company’s employees, officers, agents, managers, directors or attorneys with regard to the subject matter, basis or effect of this Agreement or otherwise including regarding the tax consequences to Executive resulting from the payments, benefits, or other consideration provided under the Agreement.

6. Reimbursement of Expenses. The Company agrees to pay or to reimburse the Executive for all reasonable, ordinary, necessary, and properly documented business-related travel, cell phone expenses, for Company business, entertainment, and other expenses, incurred by the Executive in the performance of the Executive’s services hereunder, subject to and in accordance with Company policies in effect at the time the expense was incurred. The Executive shall promptly submit vouchers and itemized receipts for all expenses for which reimbursement is sought.

7. Conflicts of Interest. During the Executive’s employment with the Company, Executive is expected to devote all of Executive’s business time and efforts to Executive’s services to the Company. Consistent with that, Executive shall not: (a) engage, directly or indirectly, in any business transaction with the Company or any of its affiliates without the prior written approval of the Board, or (b) knowingly engage in any conduct intended to or reasonably expected to harm the interests of the Company or its affiliates. Notwithstanding the foregoing, Executive may engage in personal investment and estate planning activities, charitable work and community affairs, including service on non-profit boards of directors, and service on for profit boards of directors with the pre-approval of the General Counsel, that do not materially interfere with Executive’s duties for the Company, so long as such activities do not conflict with, or interfere with the performance of, Executive’s duties or obligations to the Company, as determined in the sole judgment of the CEO or Board, and in each case subject to the terms and conditions of Confidentiality Agreement (as defined below).

8. Protection of Confidential Information. As a condition to employment with the Company, Executive shall execute a Confidential Information, Inventions, Non-Competition and Non-Solicitation Agreement in the form attached as Exhibit B, if Executive has not already signed such agreement (such agreement, as executed by Executive, the “Confidentiality Agreement”). Executive acknowledges and agrees that the Confidentiality Agreement is supported by good and valuable consideration, including but not limited to, Executive’s continued employment with the Company.

9. Reasonableness of Restrictions. Executive has carefully read and considered the provisions of this Agreement and the Confidentiality Agreement and, having done so, agrees that the restrictions set forth herein are fair, reasonable, and necessary to protect the Company’s legitimate business interests, including goodwill with its customers and employees and its confidential and trade secret information. In addition, Executive acknowledges and agrees that the restrictions of this Agreement and the Confidentiality Agreement do not unreasonably restrict Executive from earning a living should Executive’s employment with the Company end. Thus, Executive agrees not to contest the general validity or enforceability of this Agreement or the Confidentiality Agreement in any forum. The Confidentiality Agreement shall survive the end of the Executive’s employment and shall be in addition to any restrictions imposed upon Executive by statute, at common law, or other agreements. The Confidentiality Agreement shall continue to be enforceable regardless of whether there is any dispute between the Parties concerning any alleged breach of this Agreement. As a result of Executive’s educational background, prior work experience, and Executive’s employment and position with the Company, Executive possesses general skills and knowledge enabling Executive, if need be, to pursue profitable work in businesses not competitive with the Company’s business.

10. Suspensions. If Executive is temporarily prohibited from participating in any of the affairs of the Company by a regulatory, governmental, court or administrative notice, order, or similar action under federal or state law, then the CEO or Board may unilaterally suspend all of the Company’s obligations under this Agreement during the pendency of such prohibition. Also, if the Company or the Board is investigating any potential Termination For Cause or other potential serious misconduct by Executive, the Company or the Board may place Executive on temporary leave with pay and benefits, temporarily exclude Executive from any premises of the Company or its affiliates, and/or temporarily reassign Executive’s duties during the pendency of such investigation, and such actions shall not be deemed a constructive or actual termination of Executive’s employment and shall not give rise to Executive to assert a Termination for Good Reason.

11. Final Compensation Regardless of Reason for End of Employment. Following the termination of Executive’s employment for any reason, Executive or, in the event of Executive’s death, Executive’s estate, shall be entitled to: (a) any earned but unpaid Base Salary earned and payable during the Executive’s employment with the Company through the last date of employment; (b) any vested 401(k) and any other vested benefits with the Company, if any, subject to the terms and conditions of the applicable 401(k) plan; (c) reimbursement of reasonable business expenses incurred by Executive during Executive’s employment with the Company that are due to Executive in accordance with this Agreement and Company’s written expense reimbursement policy; (d) earned but unpaid bonuses set forth in this Agreement subject to the written terms and conditions applicable to such bonuses; and (e) any other amounts required to be paid to Executive or Executive’s estate under applicable law (collectively, the “Accrued Amounts”). Otherwise, except as set forth in this Agreement, Executive and/or Executive’s estate, as applicable, shall not be entitled to receive under this Agreement any additional compensation, payments, bonuses, severance pay, equity interests, stock, consideration or benefits of any kind from the Company or any affiliate of the Company upon or following Executive’s last day of employment with the Company.

12. Severance.

(a) Eligibility. Subject to the terms in this Section and provided: (i) Executive’s employment with the Company ends due to “Termination Without Cause” (as defined below), “Termination for Good Reason” (as defined below) or due to Executive’s death or Disability (as defined below) (a “Qualifying Termination”); (ii) Executive continues to abide by the Confidentiality Agreement and the post-employment provisions of this Agreement; and (iii) Executive (or Executive’s estate, in the case of Executive’s death) timely executes and delivers (and does not revoke) a full and general release (the “Release”) of any and all claims that Executive has or may have against the Company or its affiliates and such entities’ past and then current officers, directors, owners, managers, members, agents and employees relating to all matters, in form and substance satisfactory to the Company in its sole discretion such that the Release becomes fully and irrevocably effective within sixty (60) days following the date of the Qualifying Termination (such 60-day period, the “Release Period”), then the Company will provide Executive with certain additional benefits as set forth in Section 12(b)(i) (“Severance”). The Company agrees to provide a form of the Release to the Executive (or Executive’s estate, in the case of Executive’s death) promptly following the date of the Qualifying Termination, and an in any event within seven (7) days thereafter. For the avoidance of doubt, if the Release is not timely executed and returned to the Company, or if the Release is subsequently revoked by Executive, such that the Release does not become fully and irrevocably effective within sixty (60) days following the date of the Qualifying Termination, Executive will not be entitled to any Severance.

(b) Severance.

(i) If Executive meets eligibility requirements set forth in this Agreement, Executive shall be paid or provided Severance as follows:

(1) continued payment of Executive’s Base Salary (at the rate in effect at the end of the Executive’s employment with the Company) for six (6) months, or if such Qualifying Termination occurs during the Change in Control Protection Period (defined below) (such a Qualifying Termination during the Change in Control Protection Period, a “Transaction Qualifying Termination”), then for twelve (12) months (the “Severance Pay”); provided, however, that (i) amounts shall accrue with accrued amounts paid on the first regularly scheduled payroll date after the Release becomes irrevocably effective; and (ii) notwithstanding clause (i) to the contrary, if the Release Period spans two calendar years amounts will accrue until the later of (and then be paid on) (x) the first regularly scheduled payroll date in the second calendar year, and (y) the first regularly scheduled payroll date after the Release becomes irrevocably effective;

(2) if the Qualifying Termination is a Transaction Qualifying Termination, then Executive’s pro-rated Targeted Annual Management Bonus assuming achievement of 100% of Target, paid when Targeted Annual Management Bonuses are paid to other officers for the fiscal year in which the Transaction Qualifying Termination occurs, but in no event prior to January 1 of the calendar year after the calendar year in which the Transaction Qualifying Termination occurs or prior to December of the calendar year after the calendar year in which the Transaction Qualifying Termination occurs;

(3) subject to Executive electing to continue medical benefits for Executive and his or her eligible dependents under applicable law (i.e., COBRA benefits), reimbursement for the premiums Executive pays to continue such benefits for the duration of the Severance Pay or, if earlier, for the duration of Executive’s COBRA coverage; provided, however, if such reimbursement would result in fines or penalties to the Company (as reasonably determined by the Board), then no amounts will be paid or reimbursed under this clause (3); and

(4) notwithstanding the terms and conditions of the applicable equity plan and the applicable equity plan award agreement, and subject to applicable law, (I) in the event of Qualifying Termination (other than Transaction Qualifying Termination), then the Executive’s issued and outstanding option awards and restricted stock unit awards or any other equity awards that, in each case, vest subject solely to continued service, will vest with respect to the covered shares (or units) otherwise scheduled to vest in the subsequent twelve (12) months following the date of the Qualifying Termination, and (II) if the Qualifying Termination is a Transaction Qualifying Termination, then the Executive’s issued and outstanding option awards and restricted stock unit awards and any other equity awards that, in each case, vest subject solely to continued service, will vest as to all of the covered shares of Company common stock. The Executive’s stock option and restricted stock unit and any other equity awards shall otherwise remain subject to the terms and condition as reflected in the applicable award agreement.

(ii) The Severance specified in the foregoing clause (i) shall be in lieu of and replace Executive’s right to severance under any other Company agreement, plan, or program.

(c) Definitions. For purposes of this Agreement, the following terms shall have the meaning set forth below.

(i) Change in Control. “Change in Control” shall mean a Transfer of Control as defined in the Company’s Equity Incentive Plan; provided, however, for the avoidance of doubt, the closing of the Company’s initial public offering shall not be a Change in Control.

(ii) Change in Control Protection Period. “Change in Control Protection Period” shall mean that period beginning three (3) months prior to a Change in Control and ending eighteen (18) months after the Change in Control.

(iii) Disability. “Disability” means a disability that entitles Executive to benefits under the Company long-term disability plan applicable to Executive or, in the absence of such a plan, a disability that would reasonably be expected to result in Executive’s inability to perform the essential elements of his or her duties for a period of at least six (6) months even with reasonable accommodations, as reasonably determined by the Board.

(iv) Termination For Cause. “Termination For Cause” or “Cause” means the Company’s termination of Executive’s employment with the Company as the result of any one or more of the following:

(1)	Executive’s theft, fraud, embezzlement, dishonesty, or misappropriation of Company property, funds, information or other assets;

(2)	Executive’s breach of fiduciary duty or breach of duty of loyalty to the Company;

(3)

Executive’s conviction in respect of, or plea of nolo contendere to, any crime involving fraud, dishonesty, or moral turpitude or any felony (or the equivalent thereof in any jurisdiction in which Executive is providing services);

(4)	Executive’s violation of the Company’s lawful policies, rules or regulations;

(5)

Executive’s refusal to perform Executive’s duties hereunder or to carry out or follow lawful instructions or assignments commensurate with Executive’s position(s) with the Company given by the Company or the Board;

(6)	Executive’s material breach of any agreement between Executive and the Company or any Company affiliate; or

(7)	Executive’s willful misconduct or gross negligence in connection with providing services to the Company.

Employee expressly acknowledges and agrees that the determination of whether Employee’s termination is “Termination for Cause” will be made by the Company in its sole discretion. “Termination For Cause” shall not include or be predicated upon any act or omission by the Executive which is taken or made either (a) at the direction of the CEO or the Board; (b) pursuant to the advice of the Company’s counsel; or (c) to comply with a lawful court order, directive from a federal state or local government agency or industry regulatory authority.

(v) Termination Without Cause. “Termination Without Cause” or “Without Cause” means the Company’s termination of Executive’s employment with the Company for any reason other than Executive’s death, Executive’s Disability, Termination For Cause or Executive’s resignation (for any reason).

(vi) Termination for Good Reason. “Termination for Good Reason” means any of the following actions by the Company, if occurring on or after a Change in Control without Executive’s express written consent: (i) a material reduction in Executive’s annual base salary as in effect on the date of this Agreement (or as the same may be increased from time to time) except to the extent that such reduction is proportionally consistent to a base salary reduction for substantially all other officers; or (ii) requiring Executive to be based anywhere located more than 50 miles from Executive’s current primary office location, except for required travel on the Company’s business and except to the extent the parties have specifically contemplated an alternative arrangement in writing (e.g., travel to the Company’s headquarters for specified periods or time) or a relocation (whether now or in the immediate future); provided, however, that a requirement that Executive return to the office following a period pursuant to which Executive was permitted to “work from home” shall not be treated as a change in Executive’s current primary office location so long as Executive’s primary office location in connection with a requirement to “return to the office” is either (x) within 50 miles of the location prior to Executive being permitted to work from home, or (y) is within 50 miles of Executive’s primary residence; or (iii) the failure by a successor to the Company to assume this

Agreement. Notwithstanding the foregoing, the events described in clauses (i) through (iii) above shall not constitute a Termination for Good Reason unless (A) Executive has delivered a written notice of Termination for Good Reason to the Company within 60 days of the occurrence of the event, which notice sets forth in reasonable detail the basis for Executive’s claim that Good Reason exists and (B) the Company fails to cure such event or circumstance within the 30 day period following receipt of such notice of Termination for Good Reason whereupon Executive’s employment shall be terminated.

13. Tax Provisions.

(a) Section 409A Compliance.

(i) It is intended that any amounts payable under this Agreement shall either be exempt from or comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) (including the Treasury regulations and other published guidance relating thereto) (“Code Section 409A”) so as not to subject the Executive to payment of any interest or additional tax imposed under Code Section 409A. To the extent that any amount payable under this Agreement would trigger the additional tax, penalty or interest imposed by Code Section 409A, this Agreement shall be modified to avoid such additional tax, penalty or interest yet preserve (to the nearest extent reasonably possible) the intended benefit payable to the Executive. In no event shall the Company, any member of the Board, or any employee, agent or other service provider have any liability to the Executive for any tax, fine or penalty associated with any failure to comply with the requirements of Code Section 409A. Nothing in this Agreement shall be construed as a guarantee of any particular tax treatment to the Executive. Executive shall be solely responsible for the tax consequences with respect to all amounts payable under this Agreement, and in no event shall the Company have any responsibility or liability if this Agreement does not meet any applicable requirements of Code Section 409A. The provisions of this Section 13 shall apply to all payments under this Agreement, notwithstanding any contrary provision herein.

(ii) To the extent a payment or benefit is nonqualified deferred compensation subject to Code Section 409A, a termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” For purposes of Code Section 409A, the Executive’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within thirty (30) days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company. If Executive is deemed on the date of a “separation from service” (within the meaning of Code Section 409A) to be a “specified employee” (within the meaning of that term under Section 409A(a)(2)(B) of the Code and determined using any identification methodology and procedure selected by the Company from time to time, or, if none, the default methodology and procedure specified under

Code Section 409A), then with regard to any payment or the provision of any benefit that is “nonqualified deferred compensation” within the meaning of Code Section 409A and which is paid as a result of Executive’s “separation from service,” such payment or benefit shall not be made or provided prior to the date which is the earlier of (A) the expiration of the six (6)-month period measured from the date of such “separation from service” of the Executive, and (B) the date of the Executive’s death (the “Delay Period”). Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this clause (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Executive in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein. If any payment or benefit subject to Section 409A is contingent on the delivery of a release by the Executive and could occur in either of two calendar years, the payment will occur in the later year.

(iii) With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Code Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit; (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, provided, that the foregoing clause (ii) shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Internal Revenue Code solely because such expenses are subject to a limit related to the period the arrangement is in effect; and (iii) such payments shall be made on or before the last day of the Executive’s taxable year following the taxable year in which the expense was incurred.

(b) Section 280G. If any payment or benefit Executive would receive pursuant to this Agreement or otherwise, including accelerated vesting of any equity compensation (“Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be reduced to the Reduced Amount. The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in Executive’s receipt, on an after-tax basis, of the greater amount of the Payment notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in payments or benefits constituting “parachute payments” is necessary so that the Payment equals the Reduced Amount, reduction shall occur in the following order: (A) cash payments shall be reduced first and in reverse chronological order such that the cash payment owed on the latest date following the occurrence of the event triggering such excise tax will be the first cash payment to be reduced; and (B) accelerated vesting of stock awards shall be cancelled/reduced next and in the reverse order of the date of grant for such stock awards (i.e., the vesting of the most recently granted stock awards will be reduced first), with full-value awards reversed before any stock option or stock appreciation rights are reduced; and (C) employee benefits shall be reduced last and in reverse chronological order such that the benefit owed on the latest date following the occurrence of the event triggering such excise tax will be the first benefit to be reduced. In no event will Executive have any discretion with respect to the ordering of Payment reductions. The Company shall appoint a nationally recognized accounting firm to make the determinations required hereunder and perform the foregoing calculations. The Company shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder. Any good faith determinations of the accounting firm made hereunder shall be final, binding and conclusive upon the Company and Executive.

14. Certain Consequences of Breach by Executive.

(a) Executive acknowledges and agrees that Executive’s breach of the Confidentiality Agreement would result in irreparable damage and continuing injury to the Company. Therefore, in the event of any breach or threatened breach of the Confidentiality Agreement, the Company shall be entitled to seek an injunction from a court of competent jurisdiction enjoining Executive from committing any violation or threatened violation of the Confidentiality Agreement without posting of bond. All remedies available to the Company by reason of a breach by Executive of the provisions of this Agreement are cumulative, none is exclusive, and all remedies may be exercised concurrently or consecutively at the Company’s option.

(b) If Executive is found in a final judgment by a court of competent jurisdiction to have breached the Confidentiality Agreement in an intentional and material respect, Executive shall immediately refund to the Company, upon the Company’s demand, any Severance Pay already paid to Executive pursuant to this Agreement beyond the first $5,000 (gross) in Severance Pay (the “Release Consideration”), and Executive shall forfeit at the time of such breach the right to any Severance Pay pursuant to this Agreement beyond the Release Consideration. Executive agrees that if Executive executed a Release pursuant to this Agreement, such Release shall remain in full force and effect notwithstanding any repayment/forfeiture of Severance Pay under this subsection and that the Release Consideration is good and sufficient consideration for the Release.

15. Executive’s Representations. Executive hereby represents and warrants to the Company that: (i) the execution, delivery and performance of this Agreement by Executive do not and shall not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Executive is a party or by which Executive is bound; (ii) Executive is not a party to or bound by any employment agreement, noncompetition or nonsolicitation agreement or confidentiality agreement with any other person or entity besides the Company and (iii) upon the execution and delivery of this Agreement by the Company, this Agreement shall be the valid and binding obligation of Executive, enforceable in accordance with its terms. EXECUTIVE HEREBY ACKNOWLEDGES AND REPRESENTS THAT EXECUTIVE HAS CONSULTED WITH INDEPENDENT LEGAL COUNSEL REGARDING EXECUTIVE’S RIGHTS AND OBLIGATIONS UNDER THIS AGREEMENT, TO THE EXTENT DETERMINED NECESSARY OR APPROPRIATE BY EXECUTIVE, AND THAT EXECUTIVE FULLY UNDERSTANDS THE TERMS AND CONDITIONS CONTAINED HEREIN.

16. Assignment. This Agreement may not be assigned or delegated by Executive. The Company shall have the right to assign or transfer this Agreement to any affiliated entity or any successor to all or part of the business and/or assets of the Company, and Executive irrevocably consents to any such assignment or transfer. As used in this Agreement, the “Company” shall mean the Company as defined above, but if this Agreement is assigned or transferred to any affiliated entity or to successor as allowed by this Section then the “Company” shall mean the entity to which this Agreement is so assigned or transferred.

17. Applicable Law, Exclusive Venue, Consent to Jurisdiction, Mandatory Mediation. This Agreement shall be governed by and construed in accordance with the laws of the State of North Carolina without regard to any conflict-of-law principles. Moreover, any litigation under this Agreement shall be brought by either party exclusively in federal or state courts in Mecklenburg County, North Carolina. As such, the Parties irrevocably consent to the jurisdiction of the courts in Mecklenburg County, North Carolina (whether federal or state) for all disputes related to this Agreement and irrevocably consent to service via nationally recognized overnight carrier, without limiting other service methods allowed by applicable law. Except with regard to an action to enforce the restrictive covenants or confidentiality provisions set out in the Confidentiality Agreement, prior to submitting any controversy, claim or dispute to any court or administrative agency, the Parties agree to seek to resolve their dispute through non-binding mediation; which mediation shall be conducted on or before a date 90 days from the date one party provides the other with written notice of the existence of a dispute. The mediation shall be conducted in accordance with the rules governing mediations in the Superior Court of the General Court of Justice of the State of North Carolina with the parties to bear their respective costs and to split the cost of the mediator unless otherwise agreed in the mediation. The mediation shall be held in Charlotte, North Carolina.

18. Severability. The terms of this Agreement, including paragraph subparts, are severable, and if any part or subpart is found to be unenforceable, the other terms shall remain in full force and effect and are valid and enforceable.

19. Cooperation. During and after Executive’s employment, Executive shall cooperate fully with the Company in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company that relate to events or occurrences that transpired while Executive was employed by the Company. Executive’s full cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel for the Company to prepare for discovery or trial and to act as a witness on behalf of the Company at mutually convenient times. During and after Executive’s employment, Executive also shall cooperate fully with the Company in connection with any investigation or review conducted by any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while Executive was employed by the Company. The Company shall reimburse Executive for any reasonable out-of-pocket expenses lost in connection with his performance of obligations under this Agreement following the termination of his employment with the Company.

20. Modification; Waiver; Construction; Counterparts. No modification, termination, or attempted waiver of any of the provisions of this Agreement shall be binding upon either party unless reduced to writing and signed for by both Parties (for the Company, by a duly authorized Company officer). This Agreement shall be construed according to a plain reading of its terms and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision in this Agreement. Any reference in this Agreement to any Section refers to the corresponding Section of this Agreement. The word “including” in this Agreement means “including without limitation”. Any number of counterparts of this Agreement may be signed and delivered, each of which shall be considered an original and all of which, together, shall constitute one and the same instrument.

21. Right of Setoff; Recoupment. Executive agrees and acknowledges that the Company shall have the right to offset any amounts due from the Executive against any amounts owed under this Agreement, subject to any applicable notice requirements. Compensation payable to Executive shall be subject to applicable securities rules and Company policies regarding recapture or claw back, and Executive shall reimburse the Company any amount previously paid that is subject to such recapture or claw back provision.

22. Entire Agreement. This Agreement (including the recitals, Exhibit A, Exhibit B and any other exhibits and any applicable bonus plans and equity plans and grant agreements which are hereby incorporated by reference) constitute the entire agreement among the Parties pertaining to the subject matter contained herein and supersedes any and all prior and contemporaneous agreements, representations and understandings of the Parties related to the subject matter contained herein, including any previous offer letters or employment agreements. Any such prior and contemporaneous agreements, representations, and understandings, including offer letters or other agreements, are void.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned hereto set their hands and seals as of the dates set forth below.

AVIDXCHANGE, INC

Date: 8/26/2021	/s/ Michael Praeger
Name: Michael Praeger

EXECUTIVE

Date: 8/26/2021	/s/ Ryan M. Stahl
Name: Ryan M. Stahl

EXHIBIT A

Annual Bonus:

The Targeted Annual Management Bonus (the “Annual Bonus”) is targeted towards achieving the Company’s revenue targets, strategic initiative objectives, gross margin targets, and certain management objectives (MBO) for the applicable calendar year, all as set and determined by the Company and the Board/Compensation Committee (each a “Target” and collectively the “Targets”).

If 100% of all Targets are reached, the Annual Bonus shall be in an amount equal to forty percent (40%) of Executive’s Base Salary for the applicable calendar year, less deductions and withholdings required by law. A portion of the Annual Bonus, such portion determined in the Company and the Board/Compensation Committee’s discretion, can be earned if 80% of each of the Targets is reached. The Company’s Annual Bonus plan typically contains a maximum opportunity of 200% of the Annual Bonus can be earned based on the attainment of stretch objectives set by the Company in its sole discretion. The Targeted Annual Management Bonus will be paid following the end of each fiscal year subject to Executive’s continued employment through payment and is not earned and is forfeited if Executive is not employed with the Company on the applicable payment date.

These payout percentages are subject to annual Board or Compensation Committee review and approval. The terms of the Annual Bonus program are subject to modification from time to time in the Company’s reasonable discretion. The Executive’s plan objectives and Executive’s achievement of those objectives shall be determined in the sole discretion of the Company and the Board of Directors or Compensation Committee. Any future “additional” bonuses shall be in the sole discretion and approval of the Company and the Board/Compensation Committee as may be determined from time to time.

EXHIBIT B

Confidentiality Information, Inventions, Non-Competition and Non-Solicitation Agreement

See attached.

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